EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

APRIL 28, 2003

SUBJECT: FINANCIAL RESULTS

Contact: Peter Zentz

Corporate Communications Manager

or

Frank Dunne, Vice President, CFO & Treasurer

(508) 563-1000

Benthos Announces Operating Profit in Second Quarter

and Reports First Half 2003 Results

NORTH FALMOUTH, MASSACHUSETTS, APRIL 28, 2003 . . . BENTHOS, INC.    (NASDAQ: BTHS) today reported financial results for the second quarter and first half of fiscal 2003 ended March 31, 2003. Net sales for the quarter were $4,419,000, up 20.4% from sales of $3,670,000 in the second quarter of the previous fiscal year. Net loss for the quarter was $40,000, or ($0.03) per share, compared to a net loss of $542,000, or ($0.39) per share, in the second quarter of fiscal 2002, a 92.6% improvement. Income from operations was $16,000, a significant improvement as compared to an operating loss in the same period last year of $709,000.

Sales in the TapTone Package Inspection Systems Division in the second quarter of fiscal 2003 were $2,020,000, a 19.2% increase over sales of $1,695,000 in the second quarter of 2002. In the Undersea Systems Division, second quarter 2003 sales were $2,399,000, a 21.5% increase compared to sales of $1,975,000 in the same period last year.

For the first half of fiscal 2003, TapTone Package Inspection Systems Division sales were up 19.3% over the same period last year, while sales of Undersea Systems Division products declined by 3.6%. Overall, net sales for the Company were $8,771,000, an increase of 5.5% compared to $8,313,000 in the first half of last year. The net loss for the first half of fiscal 2003 was $275,000, or ($0.20) per share, a 51.8% improvement compared to a net loss of $570,000, or ($0.41) per share, in the first half of fiscal 2002.

Commenting on today’s announcement, Ronald L. Marsiglio, Benthos President and CEO, said, “These results show that our efforts to transform Benthos are having a positive effect. We are very pleased with the growth shown by our TapTone Package Inspection Systems Division and this is its sixth consecutive quarter to show increased sales over the previous quarter.”

“Recently implemented lean manufacturing techniques have contributed to a marked improvement in product margins. During the first half of fiscal 2003, consolidated gross profit, as a percent of sales, increased to 37.9% from 31.9% in the same period last year.”

“We expect that the second half of fiscal 2003 will benefit from products now being introduced. These new products will enhance our TapTone and geophysical product lines, on which we have focused our efforts as areas of opportunity.”

Mr. Marsiglio also stated that the proposed sale of approximately 26 acres of the Company’s real estate in North Falmouth, which was originally announced on March 21, 2003, is still proceeding. Marsiglio stated that the gross selling price is $2,500,000. Marsiglio also noted that the transaction is conditioned upon several contingencies and that all of the contingency periods had not yet expired. Marsiglio further stated that if the proposed transaction closes it is expected to close prior to the end of the current fiscal year.

Benthos, Inc., through its Undersea Systems Division, designs, manufactures, sells and services a variety of oceanographic products for underwater tasks; and through its TapTone Package Inspection Systems Division makes systems for testing consumer packages made of glass, metal or plastic. The common stock of the Company is traded on the Nasdaq SmallCap market under the symbol BTHS. For more information, Benthos can be found on the Internet at www.benthos.com.

Forward Looking Statements

The statements in this news release and in oral statements which may be made by representatives of the Company relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts are forward-looking statements within the meaning of the Federal Securities Laws. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include: the timing of large project orders, competitive factors, shifts in customer demand, government spending, economic cycles, availability of financing as well as the factors described in this news release, including anticipated growth of our TapTone Package Inspection and geophysical product lines and the progress of lean manufacturing training techniques. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

Benthos, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

(unaudited)

Assets	March 31, 2003	September 30, 2002
Current Assets:
Cash and Cash Equivalents	$25	$76
Accounts Receivable, Net	2,848	2,871
Inventories	2,918	3,210
Refundable Income Taxes	3	393
Prepaid Expenses and Other Current Assets	127	148
Deferred Tax Asset	1,500	1,500
Assets Held for Sale	187	—

Total Current Assets	7,608	8,198
Property, Plant and Equipment, Net	1,217	1,599
Goodwill	576	576
Acquired Intangible Assets, Net	576	695
Other Assets, Net	512	521

	$10,489	$11,589

Liabilities and Stockholders’ Investment
Current Liabilities:
Current Portion of Long-Term Debt	$786	$786
Line of Credit	350	400
Accounts Payable	1,929	1,866
Accrued Expenses	1,360	1,503
Customer Deposits and Deferred Revenue	238	540

Total Current Liabilities	4,663	5,095

Long-Term Debt, Net of Current Portion	1,899	2,292

Stockholders’ Investment:
Common stock, $.06 2/3 Par Value— Authorized – 7,500 Shares Issued – 1,653 Shares at March 31, 2003 and September 30, 2002	110	110
Capital in Excess of Par Value	1,569	1,569
Retained Earnings	2,879	3,154
Treasury Stock, at Cost– 270 shares at March 31, 2003 and September 30, 2002	(631)	(631)

Total Stockholders’ Investment	3,927	4,202

	$10,489	$11,589

Benthos, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Net Sales	$4,419	$3,670	$8,771	$8,313
Cost of Sales	2,635	2,610	5,451	5,663

Gross Profit	1,784	1,060	3,320	2,650
Selling, General & Administrative Expenses	1,283	1,245	2,540	2,523
Research and Development Expenses	426	465	823	693
Amortization of Acquired Intangibles	59	59	119	119

Income (Loss) from Operations	16	(709)	(162)	(685)
Interest Income	—	—	—	—
Interest Expense	(56)	(65)	(113)	(130)

Loss before Benefit for Income Taxes	(40)	(774)	(275)	(815)
Benefit for Income Taxes	—	(232)	—	(245)

Net Loss	$(40)	$(542)	$(275)	$(570)

Basic and Diluted Loss Per Share	$(0.03)	$(0.39)	$(0.20)	$(0.41)

Weighted Average Number of Shares Outstanding	1,383	1,383	1,383	1,383

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